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                                                           EXHIBIT 23.1

                        CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated February 24, 1999 relating to the financial statements of Churchill Downs Incorporated, which appears in this Registration Statement as amended. We also consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated February 24, 1999 relating to the financial statements and financial statement schedule, which appears in Churchill Downs Incorporated's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement as amended.



/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Louisville, Kentucky
July 14, 1999